UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 18, 2009
Service Corporation International
(Exact name of registrant as specified in its charter)

Texas	1-6402-1	74-1488375

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1929 Allen Parkway, Houston, Texas	77019

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (713) 522-5141
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     Effective November 18, 2009, Service Corporation International (“SCI”) entered into an Amended and Restated Revolving Credit Agreement (the “Amended Credit Agreement”), by and among the lenders party thereto and JPMorgan Chase Bank, N.A. as Administrative Agent for the lenders. The Amended Credit Agreement (i) extends the maturity date of SCI’s prior credit facility to November 28, 2013, (ii) increases the commitment amount to $400,000,000, (iii) increases the interest rate for borrowings and letters of credit and the commitment fee for any unused commitment, (iv) revises certain negative covenants, including those related to permitted acquisitions, stock repurchases and dividend payments, to provide SCI with more flexibility to engage in these activities, and (v) adjusts the Leverage Ratio and the Interest Coverage Ratio financial covenants. A copy of the Amended Credit Agreement is attached to this current report as Exhibit 10.1 and is incorporated herein by reference.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
     The description contained under Item 1.01 above is incorporated by reference in its entirety into this Item 2.03.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits

Exhibit Number	Description
10.1	Amended and Restated Revolving Credit Agreement by and among the lenders party thereto and JPMorgan Chase Bank, N.A. as Administrative Agent for the lenders, dated as of November 18, 2009

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 24, 2009	SERVICE CORPORATION INTERNATIONAL
	By:	/s/ Gregory T. Sangalis
		Name:	Gregory T. Sangalis
		Title:	Senior Vice President, General Counsel and Secretary